Exhibit 11.2

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our firm’s name in the Offering Statement on Form 1-A and related amendments thereto (collectively, the “Form 1-A”) of Forge Group, Inc. (“HoldCo”) as filed with the Securities and Exchange Commission (the “SEC”). We also consent to the inclusion of, summary of, and reference to our Pro Forma Valuation Appraisal Report dated December 30, 2020 and related updates, of Amalgamated Casualty Insurance Company (“Amalgamated”) in the Offering Circular included in the Form 1-A filed by HoldCo with the SEC. We further consent to the inclusion of, summary of, and reference to in the Form 1-A of our opinion as to the value of subscription rights to be received by eligible policyholders of Amalgamated pursuant to the Plan of Conversion initially adopted by the Board of Trustees of Amalgamated on February 3, 2021.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

By:

West Conshohocken, Pennsylvania

February 2, 2022